Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Twin Vee PowerCats Co.

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price per Unit	Maximum Aggregate Offering Price(2)		Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.001 per share ("Common Stock")	Rule 457(o)			$17,500,000	(3)	$0.0001381	$2,416.75
Equity	Pre-Funded Warrants to purchase Common Stock	Other			0.00	(4)	0.0001381	0.00
Equity	Common Stock underlying the Pre-Funded Warrants	Rule 457(o)			0.00	(3)	0.0001381	0.00
Equity	Placement Agent's Warrants (5)	Other			0.00	(4)	0.0001381	0.00
Equity	Common Stock underlying the Placement Agent 's Warrants	Rule 457(o)			1,093,750		0.0001381	151.05
				Total Offering Amounts	$18,593,750			$2,567.80
				Total Fees Previously Paid				2,567.80
				Total Fee Offsets				0.00
				Net Fee Due				$0.00

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of the outstanding shares of the Registrant’s common stock.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).

(3)

The proposed maximum aggregate offering price of the Common Stock to be issued in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any Pre-Funded Warrants issued in the offering, and the proposed maximum aggregate offering price of the Pre-Funded Warrants to be issued in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any Common Stock issued in the offering. Accordingly, the proposed maximum aggregate offering price of the Common Stock and Pre-Funded Warrants (including the shares of Common Stock issuable upon exercise of the Pre-Funded Warrants), if any, is $17,500,000.

(4)	No separate registration fee is payable pursuant to Rule 457(g) under the Securities Act.

(5)

The placement agent in the offering will receive warrants equal to 5% of the Common Stock and Pre-Funded Warrants sold in the offering. Such Placement Agent’s Warrants shall be exercisable at a price equal to 125% of the offering price for the Common Stock.